Exhibit 10.G.02
Exclusive Agency Agreement

This Exclusive Agency Agreement is made this 10th. day of February, 2009, by and between OptiCon Systems, Inc., a Nevada corporation with its principal place of business at 449 Central Ave, Suite 101, St. Petersburg, FL 33701 (the “Company"), and Mfumo Networking Solutions cc, a South Africa closed corporation, CC Reg. No. 99/18835/23, with its principal place of business at 68 Cranbourne Avenue, Benoni, South Africa 1550 (“Mfumo” or "Agent").

WHEREAS, the Company offers a network management solution for physical and logical layer and fault detection, including on fiber-optic systems, via software, professional services, and integrated systems for Telecom, Communications and Alternative Energy companies (“Services”) using the Company’s unique Opticon Fiber Optic Network Management System; and

WHEREAS, Mfumo Networking Solutions is a leading telecommunications integrator company in South Africa focusing within the Information Technology and Telecommunications environment, with personal and business relationships in within the governmental and municipal agencies as well as private enterprises in South Africa and the marketing expertise and infrastructure to promote and develop the Company’s products and services to a wide range of customers.

WHEREAS, the Parties are interested in establishing a mutually beneficial business relationship in order to further the mutual interests of both Parties; and

WHEREAS, the Parties wish to enter into an agreement whereby the Company would appoint Mfumo Networking Solutions to be the Exclusive Agent for the Company in the Republic of South Africa and future appointments for other countries in Africa in order to install the OptiCon Network Manager™  software for the Company’s customers, to provide Data Services, including mapping and monitoring the Customers’ network systems, train Customer personnel, troubleshoot network problems, and assist the Customers in all matters relating to the operation of the Company’s Products and Services; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants set forth herein, the Parties hereto agree as follows:

1.0            Definitions.

1.01          "Products" shall mean Company products, software, accessories and services offered by the Company for sale in the Territory which are listed in Exhibit A attached hereto, as the same may be amended or modified from time to time by the Company in its sole discretion.

1.02          "Territory" shall mean the geographical area, specified prospects/customers or areas described in Exhibit B attached hereto, as the same may be amended or modified from time to time by duly authorized representatives of the parties hereto in writing.

1.03          "Net Billings" shall mean all amounts invoiced in respect to the services provided by the Agent to the Customers relating to the installation, mapping, monitoring, and professional services provided to customers of the Company’s products and services under this Agency Agreement (other than the actual sale of the OptiCon software, and sales of the software maintenance, which are the object of a separate agreement) less actual discounts, credits, refunds and allowances made, freight, transportation, C.O.D., insurance and similar charges, and any applicable Value Added Tax or other similar taxes.

1.04          "Bookings" shall mean orders from customers that have been received, acknowledged and accepted by the Agent.  A copy of such order shall be remitted to the Company upon approval by the Agent.

1.05          "Agency and Royalty Fees" shall mean the Company's compensation for performance of its duties hereunder at the rates set forth in Article 9.0 of this Agreement, as the same may be amended or modified from time to time by the mutual consent of the Company and the Agent.

1.06          “Customers”    shall mean companies, enterprises, organizations, and other entities, whether private or public who have purchased the OptiCon Network Manager™ (“Software”), either from the Agent or directly from the Company, and who require professional services, similar to those provided by the Agent, in order to install, map and monitor the network system, troubleshooting, training, and other professional services relating to the use of the Software.    Customers shall include Regular Account customers or Industrial Distributors customers recruited by the Company through its own Sales Representatives.

1.07          "House Accounts" shall mean those customers for or purchasers of the Company Products which are located within the Territory and which are designated from time to time in writing by the Company as House Accounts.  House Accounts designated by the Company at the time of execution of this Agreement are set forth in Exhibit B attached hereto. The Company may in its sole discretion designate other customers as House Accounts by giving Agent at least ten (10) days prior written notice of such designation before such designation becomes effective.

1.08          "Regular Accounts" shall mean those customers for or purchasers of the Company Products which are not defined in Article 1.07 above and shall be serviced by the Agent.

1.09          "Industrial Distributor" shall mean those persons, firms or organizations purchasing the Company Products for resale to customers in the Territory (excluding House Accounts) in accordance with distributorship agreements entered into from time to time with the Company, which shall also be serviced by the Agent.

1.10          "Confidential Information" shall mean all information made available by the Company to the Exclusive Agent and/or its officers and directors, agents, employees, related companies, partnerships, trusts or other entities and their employees, or agents in connection with this Agreement which the Company protects against unrestricted disclosure to others and which:  (i) if in written or other tangible form, is clearly designated as "Confidential"; or (ii) if disclosed orally, is designated as "Confidential" in a written memorandum delivered by the Company promptly following such oral disclosure.  By way of illustration, but no limitation, Confidential Information may include proprietary technical data and concepts, vendor and customer information, financial information and marketing data.

2.0           Appointment

2.1           The Company hereby grants to Mfumo Networking Solutions cc, the Exclusive Agency to provide Data Services to Customers, including the installation of the OptiCon Network Manager™, including mapping and monitoring the Customers’ network systems, and providing all relating professional services to the Company’s customers relating to the operation of the Company’s Products and services (other than the actual sale of the OptiCon Network Manager™  software, and sales of the software maintenance, which are the object of a separate agreement) in the Republic of South Africa.

2.2           Should Agent is able to locate a qualified Customers in other countries, cities or geographical areas other than the Territory, and subject to other relationships the Company may have with other entities in or for that particular territory, the Company may also appoint Mfumo as its Exclusive Agent to provide similar services relating to the Company’s Products and services in the particular new territory.

2.3           Should the Company secure Customers in any other territories in the continent of Africa, or elsewhere, it may request the Agent to provide services to those customers similar to the services being provided to the Company’s Customers in South Africa, without creating an exclusive agency relationship in those countries.  The term and conditions of these engagements will be negotiated between the Company and Mfumo at the time of the engagement.

2.4           Agent understands that the Company shall have the absolute discretion in evaluating and approving an extension of Territory.  The Company reserves the right to accept or reject any application of any prospective Territory.

3.0           Duties of the Agent.
  During the term of this Agreement, the Agent agrees as follows:

3.1.           Agent shall use best business practices in conducting itself and in presenting the Company’s Products.  Agent agrees to safeguard, protect and promote the reputation of the Company and shall not engage in any conduct, which might be harmful to the reputation of the Company.  Agent shall not engage in any deceptive, misleading, unethical, unlawful or immoral conduct or practices.  Agent shall defend, indemnify and hold harmless the Company, its officers, directors and employees from any and all claims arising from the Agent’s acts or omissions in violation of Agent’s obligations.

3.2           During the term of this Agreement, Agent shall maintain at least one office in the territory which shall be continually open and adequately staffed during normal working hours.  Agent shall employ adequate number of qualified personnel in order to adequately discharge its duties hereunder.

3.3.           The Agent shall be responsible for paying all taxes, due on Agent’s earnings and compensation in any form including earnings under this Agreement, as well as all other local taxes, including VAT, property taxes, license fees to municipalities, etc.

3.4.           Agent will be solely responsible for any and all agreements with, and any and all payments and other obligations to its own employees or affiliates, suppliers, independent contractors and sub-contractors, etc.

3.5           The Agent agrees to undertake, at its own expense, those administrative functions deemed necessary for the proper management of its duties under this Agreement, including, but not limited to:

a. The Agent shall provide personnel for attendance of general, sales and training/updating conferences as the Company may establish from time to time.
b. The Agent shall submit an initial and annual revenue/sales forecast, revised and updated every 3 months.

c.           The Agent shall submit on a regular basis, customer contact reports for new and potential customers, containing contact details, and details of contractual arrangement, potential uses of the Company’s
Products, etc.

d. The Agent shall report to the Company Customer interest in potential new or modified Products within the Company’s field of operations.
e. The Agent shall report to the Company regarding activities of the Company’s competitors of which the Agent becomes aware during the course of performing the services hereunder.
f. The Agent shall promptly notify the Company of any complaint or claims made or brought against Agent or the Company with respect to the Company’s Products or Services.

3.6           The Agent shall be responsible for designing and documenting an operational plan with adequate policies and procedures relating to the deployment of equipment and staff and providing the Company of such plan for review and approval.   The Agent shall review and update the operational plan annually, and submit such updated plan to the Company for approval.  The major section of the operational plan would include the following items:

a. Providing a list of individuals involved in performing services under this Agreement, including their qualifications, length of service, etc.
b. Providing adequate customer support staff and infrastructure (computer systems, telephone systems, etc.).
c.. Designing and documenting a quality control system.
d. Establishing an internal staff training program for (1) the installation of the OptiCon Management Software Systems, and (2) for the monitoring of the customers’ network systems.

6.0           Duties of the Company.

  During the term of this Agreement, the Company agrees as follows:
(a) The Company shall provide the Agent with current technical information regarding the Products and Services; and

(b)           The Company shall provide the Agent’s personnel of in-depth technical training in the installation and use of the OptiCon Network Manager™ software for its field technicians, programmers, and sales personnel, as the Agent may determine.  The adequate training of the Agent’s staff consists of 2-3 weeks of classroom and field training.

(c) The Company shall continue to upgrade the OptiCon Network Manager™ software and will make such software upgrades to the Agent for the installation and upgrading the Customers systems.

(d)           The Company shall furnish to the Agent, without charge, reasonable quantities of promotional sales literature and brochures, catalogue sheets, price lists and engineering data and such other information and sales aids as, in the Company's opinion, are appropriate for use by the Agent in performing its duties hereunder.

5.0           Term

The Initial Term of this Agency Agreement shall be for twenty-four (24) months commencing upon the execution of the Agreement, and renewed automatically for additional twelve (12) month periods under terms and conditions to be negotiated, unless previously terminated by either party in accordance with Article 11 and Article 12.  Request by Agent for additional extension of the Agreement shall be in writing no less than thirty (30) before expiration of the effective term.  The Company shall not arbitrarily deny such request.

6.0           Independent Contractor

This Agreement shall not render the Agent or its employees as an employee, partner or joint venture of the Company for any purpose. The Company shall not be responsible for withholding taxes with respect to the Agent’s or its employees. Neither Agent nor its employees shall have any claim against the Company for vacation pay, sick leave, retirement benefits, worker’s compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind.

7.0           Exclusivity

This Agreement is an Exclusive appointment of Mfumo as the Company’s Agent, and therefore Agent shall refrain from entering into similar agreements with third parties in competition with the Company’s Products and services. However, Agent is barred during the term of this Agreement and for 2 years after termination of this Agreement from soliciting Company’s Customers for the sale of any Products or services that compete with the Company’s Products and services.

8.0           Representations

Agent agrees not to make false or fraudulent representations about the Company, the Company’s products or services, the Company compensation plan, or income potential. Any marketing materials, collateral, compensation plans to be advertised or presented may only be used with prior written approval from the Company. Any violation of this policy can terminate this Agreement.

9. 0           Agency and Royalty Fees

9.1            Agency Fee:  The Agent would pay the Company an Agency Fee consisting of the purchase ten (10) complete packages of the OptiCon Network Manager™ Licenses at the current quantity discounted price for 10 User Servers, as published by the Company,  less 15% representing the commission amount to which the Agent would be entitled to.  The Agent would be free to re-sell the software to prospective customers.  Payment shall be made to OptiCon Systems, Inc. via wire transfer as follows: 50% upon signing this agreement and the remaining 50% payable 30 days thereafter.  All payment to the Company shall be nominated is U.S. Dollars.

9.2            Royalty Fees: The Agent shall pay the Company a Royalty Fee amounting to 10% of the gross Net Billings directly invoiced by the Company with respect to services performed for Customers, whether such customers are recruited by the Agent or Regular Account customers or Industrial Distributors customers recruited by others, but excluding in each case Net Billings with respect to sales of Products purchased by the Agent as described in Article 9.1.  All payments to the Company shall be nominated in U.S. Dollars.

(a)           Payments of the Royalty Fee, as described hereunder, shall be made by direct wire transfers to the Company on a monthly basis, by the 15th. day of the month following the month Customer funds were received by the Agent.

(b)           The payment of each Royalty Fees shall be accompanied by a statement setting forth in reasonable detail the computation of the Royalty Fee being paid, with Customer’s name, original tender or agreement amount, addition or deletion from contractual amount or deductions identifying invoices by number with appropriate explanation.

(c)           Royalty Fees shall not accrue or be payable on orders or shipments for any non-production items, such as experimental samples, tools or equipment, development or experimental products, special testing equipment or any similar equipment, unless provided by the Company.

(d)            If this Agreement is terminated by either party as provided in Article 12, or if the Agreement with Agent is terminated due to an Event of Default as provided in Article 11, the Agent shall be obligated to continue paying the Company a Royalty Fee for a period of 5 years after the termination of this Agreement, for Products and Services the Agent has provided to Customers and continues to provide to Customers thereafter. The provisions of this subsection shall survive the termination of this Agreement.

10.0          Use of Service Marks including trade marks, logos, prices, plans, product names.

The Agent may not use any of the Company’s service marks without the express prior written permission of the Company. The Company materials, whether printed, produced on the internet, on film, videotape, or produced by sound recording, are copyrighted and may not be reproduced in whole or in part by Agent or any other person except as authorized by the Company.

11.0          Events of Default

11.1.         Any of the following circumstances shall constitute a material breach (“Event of Default”) of this Agreement:

a. Agent fails to perform its obligations hereunder, or breaches any provision of this Agreement.

b.           Agent participates or engages in any fraudulent, illegal or other wrongful activity, including but not limited to the falsification or misrepresentation of facts or circumstances regarding, or the forgery of, any Letter of Agency.

c.           The insolvency, bankruptcy, dissolution, or the filing by or on behalf of Agent of any claim or proceeding for receivership, relief from creditors, any assignment by Agent for the relief of debtors, or the appointment by or on behalf of Agent of a trustee for its property.

d. Any attempt by Agent to assign this Agreement or any part of this Agreement without OptiCon Systems, Inc.’s prior written consent.
e. The breach by Agent of any of the restrictions set forth in Paragraph 8 of this Agreement regarding use of OptiCon Systems, Inc. service marks.
f. Any violation of the prohibitions in Articles 13 or 14 this Agreement.

11.2          Remedies to the Company - Upon the occurrence of any Event of default, the Company may immediately terminate this Agreement without written notice to Agent. Termination of this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Company under this Agreement or under applicable law and/or in equity.

11.3          Duties upon Termination. Upon termination of this Agreement due to the occurrence of an Event of Default, the Company shall have no further obligation to the Agent, and Agent shall refrain from any further use of OptiCon Systems, Inc.’s name or property, and shall return to the Company all material relating to the Company’s Products then in Agent's possession or otherwise obtained by Agent in connection with this Agreement.

12.0          Termination

12.1.         In event that the Agent violates any provision of this Agreement, the Company has the right to terminate this Agreement immediately and without notice.

12.2.         This Agreement may be terminated by either party upon ninety (90) days prior written notice in accordance with Article 19.

13.0          Confidentiality

13.1.         Parties acknowledge that in the course of performing their obligations under this Agreement each Party may disclose to the other or each Party may come into possession of Confidential Information and proprietary information/data/material relating to the other Party’s business, and therefore, agree to abide by the terms of the Agreement.

13.2         The Parties mutually agree not to disclose to any third party any “Confidential Information” provided to the other in the course of and as a result of their business transactions and activities together.

14.0          Non Circumvention

The Parties of this Agreement, separately and individually agree that no effort shall be made to circumvent this Agreement or the agreed terms thereof in an effort to gain fees, commission, remuneration, or considerations to the benefit of one or more of the Parties of this Agreement, while excluding equal or agreed to benefit to any other of the Parties of this Agreement.  The Parties hereby irrevocably affirm and warrant the assign that they will not circumvent, avoid bypass each other in conducting business with introduced Parties represented, or are associated with, including brokers, investors, financiers, or any other third Parties, directly or indirectly to avoid payment, fees, or commissions in any and all transactions with any and all corporations, partnerships, or individuals revealed by either Party in connection with any and all transactions involving the Company’s Products, or additions, renewals, extensions, new contracts, amendments or renegotiations, or third Party assignments thereof, without specific and agreed to written permission of the other Party.

15.0           Public Announcements

The Company and the Exclusive Agent will have the right to publicly announce in press releases, print media, radio, online or TV interviews significant developments related to this Agreement and the nature of the business relationship.  Each Party hereto shall use best efforts to inform the other Party of all public announcements contemplated by them, and provide a copy of such announcement.

16.           Damages:

16.1          The Company shall not be liable for any losses, injuries, damages or claims of any nature whatsoever arising from the negligence or fault, whether intentional or negligent, of Agent, its employees, sub-contractors, or agents which Agent may be subject to or incur as a result of any of its activities in connection with this Agreement.  Agent shall carry adequate business insurance, at its own expense, to cover such contingencies and will, upon request, submit proof thereof to the Company's satisfaction.  Agent shall indemnify and hold the Company harmless from any claims, injuries, damages or losses for property damage, personal injury, or any other liability arising from the negligence or fault, whether intentional or negligent, of Agent, its employees, sub-contractors or agents.

16.2         The Company liability under this Agreement shall be limited to losses, injuries, damages or claims which Agent may be subject to or incur as a result of the negligence or fault of the Company and/or any of its employees, agents or suppliers, including manufacturing defects or faults in any of the Products.

16.3          The Company shall indemnify and hold Agent harmless from any claims or losses for property damage, personal injury, or any other liability arising from the above stated in art 16.2.

17.0          Miscellaneous

This Agreement: (a) constitutes the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements or understanding, whether oral or written; (b) may be amended or modified by Company at any time with notice to Agent, but may not be amended by Agent without Company’s prior written consent; (c) is binding upon and will inure to the benefit of the parties and their respective successors, transferees, personal representatives, heirs, beneficiaries and permitted assigns; (d) may not be assigned in whole or part by Agent except with the prior written consent of Company; and (e) shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws and rules.

18.0          Arbitration

This Agreement is governed under the laws of the State of Florida. The parties agree that they will attempt to resolve any claim, dispute, or other difference between them informally and in good faith. If the parties are not successful, the claim, dispute, or other difference shall be exclusively resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, with arbitration to occur at Tampa, Florida (unless otherwise required by applicable law). The decision of the arbitrator will be entitled to enforcement in any court of competent jurisdiction. This provision shall not be construed so as to prohibit the Company from obtaining preliminary and permanent injunctive relief in any court of competent jurisdiction.

19.0          Notices

All notices shall be delivered by hand, or sent via certified mail, postage prepaid, return receipt requested, or via facsimile or E-mail to the address and/or fax number of the party as it appears below:

OptiCon Systems, Inc.
449 Central Avenue, Suite 101
St. Petersburg, Florida 33701 USA
Phone (727) 417-9338 ** Fax (813) 354-2739
Attention: Sam Talari, Chairman
E-mail: talari@futuretechcapital.com

As to the Company:

Mfumo Networking Solutions cc
68 Cranbourne Avenue
Benoni, South Africa 1550
Phone/Fax: 011 845 3322 Mobile: 083 299-0573
Attention: Phil Mabunda
E-mail: phil@mfumonetworking.co.za

As to the Agent:

20.0          Severability

If any provision of this Agreement is determined by a court or other governmental authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provisions of this Agreement. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

As to the Company:

___/s/ Sam Talari________________
Authorized Signature
NameSam Talari
Title:  Chairman of the Board

Executed this 24th day of February, 2009.

As to the Agent:

___/s/  Phil Mabunda_____________
Authorized Signature
Name: Phil D. Mabunda
Title: Managing Director

Executed this 24th day of February, 2009.

(SIGNATUE PAGE MFUMO NETWORKING SOLUTIONS AND OPTICON SYSTEMS, INC.
EFFECTIVE THIS 10th. DAY OF FEBRUARY, 2009)

EXHIBIT A

I.	PRODUCTS:

  The Company products covered by this Agreement are listed below, but not limited to:
i.	OptiCon Network Manager™ Version R-3.0.0.1

ii.	OptiCon Maintenance Contracts

II.	SERVICES:

  Data Services, including professional services relating to the installation of the OptiCon Network Manager™, mapping and monitoring the Customers’ fiber optic, wireless, or other telecommunication networks, training and support, and any other services relating to the Customer use of the Opticon Network Manager™.  Charges for Data Services to Customers in the Territory shall be determined by mutual consent of the Company and the Agent, and are to be based on standard billing rates for similar services.

EXHIBIT B

I.	TERRITORY/ACCOUNTS:

 The following Territory/Account(s) is/are hereby assigned to Mfumo Networking Solutions cc as the Exclusive Agent for OptiCon Systems, Inc. relating to their Products and Services as described in this Agreement:

i.	Territory: Republic of South Africa

ii.	Other Territories/Accounts: Subject to pre-approval by the Company.

II.	HOUSE ACCOUNTS:

  The following house accounts are assigned to the Agent for installation of the OptiCon Management Software and all other related services being provided by the Agent, and made part and parcel to this Agreement.

III.	EXCLUSIVE TERRITORY/ACCOUNTS:

 The Company assigns accounts by customer. When a Agent introduces a potential customer to the Company by providing his name, position and title, the organization that he is affiliated with and his email address or telephone number and address, the Company provides approval to the Agent in writing and the potential customer is then entered into our data base. Once this information is presented to the Company this customer is designated as the Agent’s Exclusive account as long as the Agent Agreement is in effect, provided that this account places an order with the Company within the 12 month period after the registration.  If the account has not placed an order within the twelve month period, the customer must be reregistered with the Company for another 12 month period.  Exclusive accounts are listed below.  This schedule shall be updated regularly.

IV.   REFERRING BUSINESS AGENT:  Develco cc